Exhibit 10.1
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                             LICENSE AGREEMENT

     This LICENSE AGREEMENT (this "Agreement") effective as of May 22, 2003, by and between Eurotech, Ltd., a District of Columbia corporation ("Eurotech"), and HomeCom Communications, Inc., a Delaware corporation ("HomeCom"). Eurotech and HomeCom are sometimes referred to herein each, individually, as a "Party" and, collectively, as the "Parties."

                                   WITNESSETH:

     WHEREAS, Eurotech owns and/or has rights to certain Licensed Technology (hereinafter defined) relating to (i) a family of radiation-resistant encapsulating composite materials know as EKOR, including Sealer, Sealer-Plus, Matrix, Grout, and developing Foam and StoneStor; (ii) Non-Isocyanate Polyurethane for use in finishes, coatings, sealants, adhesives, and foams in forms including epoxy and acrylic; and (iii) Electromagnetic Radiography/Acoustic Core for applications in nuclear remediation, marine detection and oil exploration;

     WHEREAS, the Parties are parties to that certain License and Exchange Agreement, dated March 27, 2003 (the "Exchange Agreement"), to which this Agreement is an exhibit and pursuant to which Eurotech has agreed to enter into this Agreement to license the Licensed Technology to HomeCom in exchange for certain shares of capital stock in HomeCom and the other consideration contained in this Agreement;

     WHEREAS, HomeCom recognizes that the Licensed Technology represents a valuable portfolio of technology in light of current economic, social and political conditions;

     WHEREAS, Eurotech has limited resources and believes that developing the Licensed Technology through HomeCom is in the best interests of Eurotech and its shareholders; and

     WHEREAS, in light of the foregoing, the Parties wish to enter into an exclusive license agreement with respect to all opportunities throughout the world utilizing the Licensed Patents and Licensed Technology with the capability to research, develop and commercialize Products (hereinafter defined) made in accordance therewith, in each case under the terms and conditions set forth in this Agreement and subject to the rights of other parties in the Licensed Patents and Licensed Technology.

     NOW, THEREFORE, in consideration of the mutual benefit to inure to the Parties under the Exchange Agreement, the consideration, promises, covenants and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereby agree as follows:

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                                    ARTICLE 1
                                   DEFINITIONS

     As used herein, the following capitalized terms shall have the following meanings. All other capitalized terms used in this Agreement are defined elsewhere herein.

     1.1 "Affiliate" means any person or entity controlling, controlled by, or under common control with such Party. For purposes of this Agreement, the term "control" shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a person or entity.

     1.2 "Eurotech Personnel" means any Eurotech employee, intern or consultant who participates in any manner or who acquires knowledge of any test data, clinical information or any other information resulting from any research or evaluation program relating to the Licensed Technology which is deemed a trade secret or confidential or proprietary to Eurotech or HomeCom, including any independent contractor (including any consultant under an obligation of confidentiality), or any research collaborator.

     1.3 "Commercial Sale" means any sale which transfers physical possession and title to any Licensed Product (hereinafter defined) to a Third Party in exchange for value and after which transfer the seller has no right or power to determine the Third Party's resale price. Transfer for research, development or testing purposes shall not constitute a Commercial Sale.

     1.4 "Effective Date" of this Agreement means the date first written above.

     1.5 "First Commercial Sale" means the first Commercial Sale.

     1.6 "HomeCom Personnel" means any HomeCom employee, intern or consultant who participates in any manner or who acquires knowledge of any test data, clinical information or any other information resulting from any research or evaluation program relating to the Licensed Technology which is deemed a trade secret or confidential or proprietary to Eurotech or HomeCom, including any independent contractor (including any consultant under an obligation of confidentiality), or any research collaborator.

     1.7 "Improved Product" means any improvement to or application of a Licensed Product contemplated by Exhibit B hereto that is in suitable form for Commercial Sale which is developed by HomeCom based on the Licensed Technology which, in the mutual good faith determination of Eurotech and HomeCom (i) constitutes a new Licensed Product and (ii) was not been conceived of by Eurotech, its predecessors in interest, its licensors, the Eurotech Personnel or their Affiliates (other than HomeCom) prior to the Effective Date.

     1.7 "Invention" means a patentable process, application, machine or product based on or derived from the Licensed Patents and/or the Licensed Technology.

     1.8 "Joint Invention" means any Invention for which it is determined, in accordance with applicable law, that both: (i) HomeCom Personnel or any other persons obligated to assign such Invention to HomeCom, and (ii) Eurotech Personnel or any other persons obliged to assign such Invention to Eurotech, are joint inventors of such Invention.

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     1.9 "Licensed Patents" means any current and future Patent owned or controlled by Eurotech (in the sense that Eurotech may grant an exclusive license), or any of the same jointly owned or controlled by Eurotech and that relate to the Licensed Technology, which Patents shall be the Patents and technologies set forth on Exhibit A.

     1.10 "Licensed Product" means any Product (which is not a New Product or an Improved Product) that is in suitable form for Commercial Sale.

     1.11 "Licensed Technology" means any and all information, and all patentable and non-patentable inventions, improvements, discoveries, claims, formulae, processes, methods, trademarks, trade names, trade secrets, copyrights, technologies, data and know-how owned, licensed or controlled by Eurotech or to which Eurotech has the right to grant licenses or sublicenses before or during the term of this Agreement: (i) related to the technologies and/or products described on Exhibit B or (ii) claimed, covered or disclosed in any Patent, trademark, copyright or application relating to them listed on Exhibit A which relates to the technologies and/or products described on Exhibit B.

     1.12 "Net Sales" means the gross amount invoiced for all Licensed Products or Improved Products, as the case may be, sold by HomeCom and/or its Affiliates in arm's length sales, less deductions for:

     (a) third party sales commissions, trade, quantity and cash discounts or rebates actually allowed or given;

     (b) any tax or government charge (other than an income tax) levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof;

     1.13 "New Product" means any product or application which is developed by HomeCom which, in the mutual good faith determination of Eurotech and HomeCom
(i) is not based on the Licensed Technology and (ii) is not a Joint Invention.

     1.14 "Patent" means (i) unexpired letters patent (including inventor's certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (ii) pending applications for letters patent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

     1.15 "Products" means any products which are: (i) based upon, derived from, identified through or related to any Licensed Technology; and/or (ii) covered by one or more Licensed Patents and would infringe a Valid Claim thereof.

     1.16 "Publication" means any written or oral publication or disclosure resulting from or involving the Licensed Technology and includes but is not limited to a publication or disclosure in books, journals, theses, the media, trade publications, scientific meetings, poster sessions, and symposia.

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     1.17 "Returns" (or its correlatives) means returns to HomeCom of Licensed
Products sold by HomeCom for which HomeCom provides a refund in cash.

     1.18 "Territory" means the entire world.

     1.19 "Third Party" means any person or entity other than HomeCom, Eurotech or any Affiliate of either HomeCom or Eurotech.

     1.20 "Valid Claim" means a claim of any issued or granted Licensed Patent which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; and (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement. The Parties also incorporate by reference herein all of their respective representations and warranties made to each other in the Exchange Agreement.

     2.2 [Intentionally Omitted]

     2.3 Disclaimer of Other Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY EUROTECH IN SECTION 2.1 HEREOF AND IN THE EXCHANGE AGREEMENT, THE LICENSED TECHNOLOGY IS PROVIDED "AS IS", WITHOUT REPRESENTATION REGARDING OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

                                    ARTICLE 3
                                  LICENSE GRANT

     3.1 Grant of License. Subject to the terms and conditions of this Agreement, Eurotech hereby grants to HomeCom an exclusive license throughout the Territory to make or use the Licensed Technology and Licensed Patents in order to create Products.

     3.2 Reservation of Rights. The license granted in Section 3.1 of this Agreement is subject to the rights and remedies of Eurotech contained in this Agreement or at law or in equity.

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     3.3 No Right to Grant Sublicenses. HomeCom shall not have the right to sublicense the Licensed Technology without the prior written consent of Eurotech, which consent may not be unreasonably withheld or delayed. Any sublicense granted by HomeCom with such prior written approval pursuant to this Agreement, shall be consistent with the provisions of this Agreement and shall contain such additional commercially reasonable terms and provisions as Eurotech shall deem necessary.

     3.4 Inventions.

     (a) Pre-Existing Rights. Except as expressly provided herein or in an Exhibit hereto, nothing in this Agreement shall be construed as a grant to either party of any ownership or other interest in any copyrights, patents, trademarks, know-how, inventions, trade secrets and registrations and applications for the registration thereof ("Intellectual Property") of the other created on or before or after the Effective Date.

     (b) Developed Intellectual Property. Notwithstanding the Running Royalty provisions on Section 4.2 hereof, any and all Intellectual Property or Inventions (other than Joint Inventions and New Products) developed by the Parties, either solely or jointly, during the use by HomeCom of the Licensed Technology or the development of a Licensed Product by HomeCom shall be the sole and exclusive property of Eurotech, but all such Intellectual Property shall be deemed exclusively licensed to HomeCom pursuant to the terms of this Agreement on a fully-paid, worldwide and exclusive basis. HomeCom agrees to reasonably cooperate with Eurotech to execute, or cause HomeCom Personnel to execute, any documents necessary or desirable to secure or perfect Eurotech's legal rights and worldwide ownership in such Intellectual Property or Inventions, including, but not limited to documents relating to patent, trademark and copyright applications, at Eurotech's expense. HomeCom shall not at any time, in any manner, during or after this Agreement, under any circumstances, be entitled to or claim any right, title or interest herein or any commission, fee or other direct or indirect benefit from Eurotech or an Affiliate thereof in respect of such Intellectual Property created by HomeCom hereunder. HomeCom shall have the exclusive right to use the Intellectual Property or Inventions developed by the Parties, either solely or jointly, during the development of a Licensed Product by HomeCom without incurring any additional payment except with respect to the Running Royalty obligations of HomeCom.

                                    ARTICLE 4
                          ROYALTY PAYMENTS AND REPORTS

     4.1 License Fee. The consideration being paid to Eurotech under the Exchange Agreement in the form of shares of Series F Convertible Perferred Stock and Series G Convertible Preferred Stock of HomeCom (the "Series F&G Preferred Stock") shall be the upfront licensing fee for Licensed Technology hereunder.

     4.2 Running Royalty.

     (a) As additional consideration of the license rights set forth in Article 3 hereof, HomeCom shall, during the periods specified in Section 4.3, pay earned royalties on all Net Sales of all Licensed Products by HomeCom, its Affiliates

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and permitted sublicensees at the rate of seven percent (7%) of Net Sales on
Licensed Products which are not Improved Products or New Products (the "Running Royalty"). The Running Royalty on Improved Products shall be four percent (4%) of Net Sales. Their shall be no Running Royalty on New Products. Subject to
Section 3.3 below, royalty rates for sublicenses approved by Eurotech pursuant to this Agreement shall be equal to the Running Royalty.

     (b) Eurotech agrees to discuss with HomeCom and give due consideration to HomeCom's views as to other appropriate and reasonable reductions of such rate at any time that HomeCom believes that market conditions make it economically unreasonable to pay Eurotech a Running Royalty at the rates above on any Licensed Product, it being understood that any change in the Running Royalty may only be effected in a writing signed by both Parties.

     (c) Notwithstanding any other provision of this Agreement to the contrary, HomeCom shall not be obligated to pay a Running Royalty to Eurotech on Net Sales of Licensed Products or Improved Products which are Returned. In the event that HomeCom pays a Running Royalty on Net Sales of Licensed Products or Improved Products which are subsequently Returned, HomeCom shall inform Eurotech in writing of such occurrence and the resulting amount of Running Royalty attributable to such Returns, and either (i) Eurotech will refund such portion of the Running Royalty attributable to such Returns or (ii) HomeCom will deduct such amount from the next Running Royalty Payment, in either case, as is mutually agreed upon by Eurotech and HomeCom on a case-by-case basis.

     4.3 Term of Running Royalty Obligations. The Running Royalty obligations specified in Sections 4.2 above shall continue as to each Licensed Product in the Territory for the term of the last to expire of (i) the Licensed Patent rights covering the Licensed Product and (ii) the term of confidentiality as set forth in Section 6.1 hereof.

     4.4 Date and Place of Sale. Licensed Products shall be considered sold when HomeCom, an Affiliate of HomeCom or a permitted licensee is paid by a purchaser for a Licensed Product.

     4.5 Payments by HomeCom. Subject to Section 4.2(c) hereof, Running Royalties accruing to Eurotech pursuant to Sections 4.2 shall be paid by HomeCom to Eurotech no later than thirty (30) days following the end of the calendar quarter during which such Running Royalties accrued.

     4.6 Place of Payment. All Running Royalty payments due Eurotech shall be payable in United States dollars by wire transfer to a bank account designated by Eurotech from time to time. HomeCom shall convert all non-U.S. dollar sales to U.S. dollars using the average exchange rates quoted in the Wall Street Journal for the final day of each month in the relevant period for which the Running Royalty is being paid. In the event payment of any Running Royalties is restricted or prohibited by the laws or regulations of a particular country, then to the extent of such a restriction and prohibition, Running Royalties shall be paid to Eurotech in that country and in the currency of said country into an account to be designated by Eurotech.

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     4.7 Third Party Consideration. In the case of a Commercial Sale other than in an arm's-length transaction exclusively for money, such as barter or counter-trade, the amount of such Commercial Sale shall be calculated using the fair market value of such Licensed Product (if higher than the stated sales price) in the country of disposition.

     4.8 Taxation of Payments.

     (a) Insofar as any payment that is due Eurotech under this Agreement is subject to any tax, duty, levy, or other government imposition, Eurotech agrees to bear any and all such taxes, duties, levies or impositions. Eurotech hereby authorizes HomeCom to withhold such taxes, duties, levies or impositions from the payments which are payable to Eurotech in accordance with this Agreement if HomeCom is required to do so under the laws of the United States or any country in the Territory where such taxes, duties, levies or impositions are payable. Whenever HomeCom deducts such tax, duty, levy or imposition from any payments due Eurotech, then HomeCom shall furnish Eurotech with a certificate showing the payment of thereof to the United States or any country in the Territory.

     (b) In the event the Running Royalty payments which are due to Eurotech under this Agreement are subject to value added taxation by any government, then Eurotech shall bear such value added tax in full and HomeCom shall be reimbursed therefor. If appropriate, Eurotech may add such value added taxes to its royalty accounts, provided such value added taxes are credited against HomeCom's value added tax debt and HomeCom is reimbursed in full with respect thereto. Notwithstanding anything herein to the contrary, HomeCom shall have no liability for any value added tax directly relating to the Running Royalties, it being understood that HomeCom, and not Eurotech, shall have liability for value added taxes relating to royalties from permitted sublicensees.

     (c) In the event any payment by HomeCom to Eurotech is subject to a withholding or other income tax in any country in the Territory, HomeCom shall so advise Eurotech promptly following HomeCom becoming aware of the applicability of any such tax. Eurotech shall have the right to contest with the appropriate governmental body any such proposed withholding and HomeCom shall provide, at Eurotech's expense, reasonable cooperation to Eurotech in any such contest. HomeCom shall provide Eurotech with such receipts or other evidence of any tax withheld as is necessary for Eurotech to claim any credit or deduction available to it in other jurisdictions. Payments to Eurotech shall only be reduced for withholding taxes imposed by the jurisdiction out of which the payment is directly made to the Eurotech.

     4.9 Interest. All payments due hereunder from HomeCom that are not paid to Eurotech when due and payable as specified in this Agreement shall bear interest at an annual rate equal to the prime rate ("Prime Rate") for U.S. dollar deposits in effect from time to time, as published daily in the Wall Street Journal plus 3% on the principal amount owed (but not compounded) from the date due until paid, or at such lower rate of interest as shall then be the maximum rate permitted by applicable law.

     4.10 Right to Documentation. Upon request, Eurotech shall have the right to request reasonable documentation of HomeCom's calculations to determine HomeCom's Net Sales for, and Returns of, the Licensed Products and to request discussion of such calculations with appropriate representatives of HomeCom.

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     4.11 Records Retention. HomeCom and its Affiliates (other than Eurotech)
shall keep complete and accurate records pertaining to the sale of Licensed Products in the Territory and covering all transactions which Net Sales are derived for a period of three (3) calendar years after the year in which such sales occurred, and in sufficient detail to permit Eurotech to confirm the accuracy of Running Royalty calculations hereunder.

     4.12 Audit Request. At the request and expense of Eurotech, HomeCom and its Affiliates (other than Eurotech) shall permit an independent, certified public accountant appointed by Eurotech acceptable to HomeCom, at reasonable times and upon reasonable notice, to examine those records and all other material documents relating to or relevant to Net Sales (either from HomeCom or its permitted sublicensees) and Returns in the possession or control of HomeCom or its Affiliates, for a period of three (3) years after such Running Royalties have accrued, as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the Running Royalties payable for any calendar quarter in the case of HomeCom's or its Affiliate's failure to report or pay pursuant to this Agreement. Said accountant shall not disclose to Eurotech any information other than information relating to said reports, Running Royalties, and payments. Results of any such examination shall be made available to both Parties. Eurotech shall bear the full cost of the performance of any such audit, unless such audit demonstrates underpayment of royalties by HomeCom of more than ten percent (10%) from the amount of the original Running Royalty payment made by HomeCom. In such event, HomeCom shall bear the full cost of the performance of such audit. Eurotech shall have no right to audit or seek payment of any Running Royalties for any Commercial Sale after the date which is three years from the date of such Commercial Sale.

                                   ARTICLE 5
                 PATENT PROSECUTION; ENFORCEMENT; INFRINGEMENT

     5.1 Patent Prosecution and Maintenance.

     (a) Eurotech shall continue to have full responsibility for and shall control the preparation and prosecution of all Patents and the maintenance of all Patents related to the Licensed Technology and included in the Licensed Patents, provided that all actions related thereto requested by HomeCom, including, without limitation, the filing and prosecution of foreign Patents, shall be taken by Eurotech and HomeCom shall be a full participant in the preparation and review of all filings. Eurotech agrees to take all actions reasonably necessary to diligently prosecute and maintain any Patents in the countries which HomeCom determines Patents will be filed and prosecuted, and where the Patents will be maintained. The Parties acknowledge and agree that they intend for Eurotech to file and prosecute Patents and maintain patents in all major commercial markets where viable Patent protection is available. All costs incurred as a result of the actions taken under this Section shall be borne by Eurotech.

     (b) Eurotech shall use qualified independent patent counsel to file and prosecute all patent applications required pursuant to Section 5.1(a). HomeCom or its representatives, at HomeCom's expense, shall be entitled to meet and

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confer with such patent counsel at reasonable times and places. Eurotech shall promptly provide copies to HomeCom of any communications from any patent office relating to the Licensed Technology or the Licensed Patents, and allow HomeCom and its patent counsel the opportunity to attend (either in person or by phone) any conferences (conducted in person or by phone) to be made with or to any patent office regarding the Licensed Technology or the Licensed Patents. In addition, filing deadlines permitting, at least thirty (30) days prior to the filing of any patent application, amendment thereto, or response to any patent office action related to the Licensed Technology or the Licensed Patents, Eurotech shall provide HomeCom with a copy of each such patent application, amendment or response and will provide HomeCom and its legal counsel with an opportunity to consult with Eurotech and its patent counsel regarding the filing and contents of any such application, amendment or response, and the advice and suggestions of HomeCom and its legal counsel shall be seriously taken into consideration by Eurotech and its legal counsel in connection with such filing. Eurotech shall also provide HomeCom with copies of any patentability search reports made by patent counsel, including Patents located, a copy of each Patent, and each Patent that issues thereon.

     (c) Eurotech shall be solely responsible for the preparation, filing, prosecution and maintenance of all Patents relating to Intellectual Property. HomeCom agrees to reasonably cooperate with Eurotech to document ownership of such Intellectual Property rights according to Section 3.4(b) hereof, including without limitation, obtaining execution of separate assignment documents for recordation purposes in the applicable patent offices. HomeCom agrees, at its expense, to reasonably cooperate in the preparation and prosecution of patent applications on such Intellectual Property pursuant to Section 3.4(b) hereof.

     (d) Except as provided for above in Section 5.1(c), in the event that the Parties elect to file one or more Patents comprising Joint Inventions, the Parties shall confer on how the preparation and prosecution of such applications shall be accomplished. Once the Parties agree on how to proceed with respect to the preparation and filing of Patents comprising Joint Inventions, all other provisions of this Section 5.1 shall govern such preparation, filing, maintenance and prosecution.

     (e) Both Parties agree to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance, and reinforcement of all such Patents.

     5.2 Limitations on Publications. The Parties agree that no one Party shall publish the results of any studies, whether conducted by its own employees or in conjunction with a Third Party, carried out pursuant to this Agreement or confidential information received from the other Party that is relating to a Licensed Product, without the prior written approval of the other Party. Each Party agrees to provide the other Party with a copy of any proposed abstracts, presentations, manuscripts, or any other disclosure which discloses clinical study results pursuant to this Agreement or confidential information received from the other Party at least one hundred twenty (120) days prior to their intended submission for publication and agrees not to submit or present such disclosure until the Party not seeking to disclose such information provides its

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prior written approval. Such written approval will not be unreasonably withheld unless such proposed disclosure could reasonably harm or impair a Party's intellectual property assets or may reasonably cause commercial harm to a Party.

     5.3 Notification of Infringement. If either Party learns of an infringement or threatened infringement by a Third Party of any Licensed Patent granted hereunder within the Territory, such Party shall promptly notify the other Party in writing and shall provide in writing to such other Party with available evidence of such infringement. Section 5.4 shall then be applicable.

     5.4 Patent Enforcement. Eurotech shall have the first right, but not the duty, to institute patent infringement actions against third parties based on any Licensed Patent under this Agreement. If Eurotech does not institute an infringement proceeding against an offending Third Party within ninety (90) days after receipt of notice from HomeCom, HomeCom shall have the right, but not the duty, to institute such an action. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions. Any award paid by third parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be paid to the Party who instituted and maintained such action, or, if both Parties instituted and maintained such action, such award shall be allocated among the Parties in proportion to their respective contributions to the costs and expenses incurred in such action.

     5.5 Infringement Action by Third Parties.

     (a) In the event of the institution of any claim or suit by a Third Party against HomeCom for patent infringement involving the manufacture, use, lease or sale of any Licensed Product in the Territory, HomeCom shall promptly notify Eurotech in writing of such claim or suit. HomeCom shall have the right to defend such claim or suit at its own expense, and Eurotech hereby agrees to assist and cooperate with HomeCom, at Eurotech's own expense, to the extent necessary in the defense of such claim or suit. During the pendency of such claim or suit, HomeCom shall continue to make all payments due under this Agreement, but shall have a credit against Running Royalties otherwise payable hereunder for the full amount of all costs and expenses incurred by HomeCom in defending against such claim or suit; provided, however, that in applying the credit against any Running Royalty payment, the amount of such payment shall not be reduced by more than 50% and any remaining credit shall be applied against subsequent Running Royalty payments .

     (b) If as a result of any judgment, award, decree or settlement resulting from a claim or action instituted by a Third Party, HomeCom is required to pay a royalty or other amounts to such Third Party ("Third Party Royalty"), HomeCom shall continue to pay Running Royalties for such Licensed Products in the country which is the subject of such action, but shall be entitled to a credit against such payments in an amount equal to the Third Party Royalty, but in no

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event shall such credit be more than the Running Royalties due hereunder for such Licensed Products in such country which is the subject of such action and any remaining credit shall be applied against subsequent Running Royalty payments. In addition, if HomeCom is required to pay damages to such Third Party, and such damages are not otherwise reimbursed by Eurotech, HomeCom shall be entitled to a credit against Running Royalty payments in an amount equal to such damages, to the extent paid by HomeCom to such Third Party, but in no event shall the total credit provided hereunder be more than such Running Royalties due hereunder for such Licensed Products in such country which is the subject of such action. In no event shall Eurotech be obligated to return any Running Royalty payments to HomeCom by operation of the provisions of this Agreement.

                                    ARTICLE 6
                                 CONFIDENTIALITY

     6.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for three (3) years thereafter (but in no event less than ten (10) years from the Effective Date), the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose other than proper performance hereunder any information furnished to it by the other Party pursuant to this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information:

     (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

     (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

     (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

     (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

     (e) was independently developed by or for the receiving Party by persons not having access to such information, as determined by the written records of such party.

     Each Party may disclose the other's information to the extent such disclosure is reasonably necessary in filing or prosecuting Patents, prosecuting or defending litigation, complying with applicable governmental regulations (including federal and state securities laws, rules and regulations) or undertaking basic research with outside collaborators, provided that if a Party is required by law to make any such disclosure of the other Party's secret or confidential information it will, except where impracticable for necessary disclosures, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information required to be disclosed.

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                                    ARTICLE 7
                                 INDEMNIFICATION

     7.1 Indemnification by HomeCom. HomeCom shall defend, indemnify and hold Eurotech, its officers, directors, employees and consultants harmless from and against any and all Third Party claims, suits or demands, threatened or filed, ("Claims") for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals), at both trial and appellate levels, relating to the distribution, testing, manufacture, use, lease, sale, consumption on or application of Licensed Products by HomeCom or its Affiliates (other than Eurotech) pursuant to this Agreement, including, without limitation, claims for any loss, damage, or injury to persons or property, or loss of life, relating to the promotion and advertising of Licensed Products and/or interactions and communications with governmental authorities or other Third Parties relating to the Licensed Products. The foregoing indemnification shall not apply to any Third Party Claims to the extent are caused by the gross negligence or willful misconduct of Eurotech.

     7.2 Indemnification by Eurotech. Eurotech shall defend, indemnify and hold HomeCom, its officers, directors, employees and consultants harmless from and against any and all Third Party Claims for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals), at both trial and appellate levels, relating to Eurotech's activities contemplated under this Agreement, including, but not limited to, (a) breach of the representations, warranties and obligations of Eurotech hereunder, or (b) any tax, duty, levy or government imposition on any sums payable by HomeCom to Eurotech hereunder. The foregoing indemnification shall not apply to any Claims to the extent caused by the gross negligence or willful misconduct of HomeCom.

     7.3 Notice. In the event that either Party seeks indemnification under Sections 7.1 or 7.2, the Party seeking indemnification agrees to (i) promptly inform the other Party of the Third Party Claim, (ii) permit the other Party to assume direction and control of the defense or claims resulting therefrom (including the right to settle it at the sole discretion of that Party), and
(iii) cooperate as reasonably requested (at the expense of that Party) in the defense of the Claim.

     7.4 Insurance.

     (a) HomeCom shall obtain and maintain broad form comprehensive general liability insurance and Licensed Products and Improved Products liability insurance with a reputable and financially secure insurance carrier, to cover such activities of HomeCom and HomeCom's contractual indemnity under this Agreement. Such insurance shall provide reasonable minimum annual limits of liability per occurrence and in the aggregate, in such amounts as to be determined in good faith by HomeCom and Eurotech, with respect to all occurrences being indemnified under this Agreement. Such insurance policy shall be purchased and kept in force for a reasonable period of time, to be determined in good faith by HomeCom and Eurotech, after the cessation of sales of all Licensed Products and Improved Products under this Agreement.

     (b) In the event that HomeCom chooses to rely on any strategic partners of HomeCom to satisfy any of the requirements for insurance under this Section 7.3, then HomeCom shall provide details of such coverage to Eurotech for its information. Any such coverage must substantially comply with the form, scope and amounts set forth in this Section 7.3(a) which are applicable to such insurance. In the event that any such insurance is a self-insured plan, HomeCom shall determine that such strategic partner's self-insured plan is adequate given the financial condition of such strategic partner. At Eurotech's request, which shall not be more frequently than annually, HomeCom shall provide Eurotech with a certificate of such insurance or written verification by such strategic partner of such self-insurance.

     (c) At Eurotech's request, which shall not be more frequently than annually, HomeCom shall provide Eurotech evidence of any insurance obtained pursuant to Section 7.3(a). HomeCom shall not, and shall not permit any strategic partner to, cancel or materially reduce the coverage of any policy of insurance required under this Section 7.3(a) without giving Eurotech thirty (30) days prior written notice thereof.

                                    ARTICLE 8
                                TERM; TERMINATION

     8.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall terminate as to each Licensed Product and as to each country in the Territory, upon the expiration of the last to expire Valid Claim of a Licensed Patent necessary for the manufacture, use or sale of such Licensed Product in such country.

     8.2 Termination Upon Breach. Failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give to the Party in default written notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within sixty (60) days after the receipt of such notice (or, if such default cannot be cured within such sixty (60) day period, if the Party in default does not commence and diligently continue actions to cure such default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect within sixty (60) days after such notice unless the defaulting Party shall cure such default within said sixty (60) days. The right of either Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

     8.3 [Intentionally Omitted]

     8.4 Termination by Eurotech. Eurotech shall have the right to terminate the license granted herein, in whole or as to any Licensed Product in any country in the Territory, at any time, and from time to time, by giving written notice to HomeCom, upon the occurrence of any of the following:

     (a) At any time after December 31, 2003, if, at such time, there are an insufficient number of shares of HomeCom common stock authorized in order for Eurotech (or the holder thereof) to fully convert the shares of Series F & G Preferred Stock acquired pursuant to the Exchange Agreement and Section 4.1 hereof into shares of HomeCom common stock;

     (b) (i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, dissolution, liquidation or the like of HomeCom; or (iv) the agreement or filing with any governmental authority of HomeCom to enter into or effect any of the foregoing; or

     (c) The failure of HomeCom to affect the First Commercial Sale of any Licensed Products or Improved Products by April 1, 2006.

     Such termination shall be effective immediately, and all HomeCom's rights associated therewith shall cease, as of that date of HomeCom's receipt of such written notice, subject to Section 8.5. Where HomeCom has outstanding sublicense agreement(s) with a Third Party for the Licensed Product at the time that a termination notice is given by either Party, Eurotech shall have the right, in its sole and absolute discretion, to acquire and assume, at no cost to Eurotech, and HomeCom shall assign and transfer all of, HomeCom's rights to the sublicense with the Third Party.

     8.5 Rights to Sell Stock on Hand. Upon the termination of any license granted herein, in part or in whole or as to any Licensed Product, HomeCom shall have the right for one (1) year or such longer period as the Parties may reasonably agree to dispose of all Components or substantially completed Components then on hand to which such termination applies, and Running Royalties shall be paid to Eurotech with respect to such Components as though this Agreement had not terminated.

     8.6 Termination of Sublicenses. Upon any termination of this Agreement, all sublicenses granted by HomeCom under this Agreement shall terminate simultaneously, subject, nevertheless, to the provisions of Section 8.4 and
Section 8.5 hereof. Upon such termination, HomeCom shall provide written notice of such termination to any sublicensees and notify them of Eurotech's right to acquire such sublicense under Section 8.4.

     8.7 Effect of Termination. Upon the termination of any license granted herein as to any Licensed Product in any country in the Territory other than pursuant to Section 8.1, HomeCom shall promptly: (i) return to Eurotech all relevant records, materials or confidential information of Eurotech concerning the Licensed Technology relating to such Licensed Product in such country in the possession or control of HomeCom or any of its Affiliates or sublicensees; and
(ii) assign to Eurotech, or Eurotech's designee, its registrations with governmental authorities, licensees, and approvals of such Licensed Product in such country.

     8.8 Surviving Rights. Termination of this Agreement shall not terminate HomeCom's obligation to pay all Running Royalties which shall have accrued hereunder. The Parties' obligations under Articles 6, 7 and 8 and Sections 9.6 and 9.10 shall survive termination.

     8.9 Accrued Rights, Surviving Obligations. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party under this Agreement prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

     8.10 Eurotech Consent Right. HomeCom shall obtain Eurotech's prior written consent (which consent may not be unreasonably withheld) in connection with any
(i) sale of all or substantially all of the assets of HomeCom to a Third Party (other than the contemplated sale of the existing web-hosting business to certain of the current officers of HomeCom) or (ii) merger of HomeCom with or into a Third Party or (iii) any written agreement to affect either of the foregoing.

                                    ARTICLE 9
                            MISCELLANEOUS PROVISIONS

     9.1 Relationship of Parties. Nothing in this Agreement is or shall be deemed to constitute a partnership, agency, employee or joint venture relationship between the Parties. Neither Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

     9.2 Assignment. Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable by any Party without the prior written consent of the other; provided, however, that either Party may assign this Agreement to any wholly-owned subsidiary or to any successor by merger or sale of substantially all of its assets to which this Agreement relates in a manner such that the assignor shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a Party appearing herein shall be deemed to include the names of such Party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 9.2 shall be void.

     9.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     9.4 Force Majeure. Neither Party shall be liable to the other for loss or damages nor shall have any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty, accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other cause beyond the reasonable control of such Party, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for thirty (30) days thereafter. Notwithstanding the foregoing, nothing in this Section 9.4 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

     9.5 No Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name "HomeCom" or "Eurotech" or any other trade name or trademark of the other party in connection with the performance of this Agreement.

     9.6 Public Announcements. Except as required by law, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other. In the event of a required public announcement, the Party making such announcement shall provide the other with a copy of the proposed text prior to such announcement.

     9.7 Notices. Any notice required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if: (a) delivered personally,
(b) delivered by a recognized overnight courier service instructed to provide next-day delivery, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by confirmation copy delivered by a recognized overnight courier service the next day. Such notices, demands and other communications shall be sent to the addresses set forth below, or to such other addresses or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party. Date of service of such notice shall be:
(i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of confirmation of successful transmission), (ii) three days after the date of mailing if sent by certified or registered mail, or (iii) one day after date of delivery to the overnight courier if sent by overnight courier. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

     (a) If to Eurotech, addressed to:

     Eurotech, Ltd.
     10306 Eaton Place, Suite 220
     Fairfax, VA 22030
     Attention: President
     Fax:  703-352-5994

     with a copy to:

     Ellenoff Grossman & Schole LLP
     370 Lexington Avenue
     New York, NY 10017
     Attention: David Selengut, Esq.
     Fax No.: (212) 370-7889

     (b) If to HomeCom, addressed to:

     HomeCom Communications, Inc.
     3495 Piedmont Road
     Building 12, Suite 110
     Atlanta, GA 30305
     Attn:  President
     Fax No.:  (404) 237-3060

     9.8 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

     9.9 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving Party.

     9.10 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

     9.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     9.12 Entire Agreement of the Parties. This Agreement constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.

     9.13 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile transmission, and each of such counterparts, when taken together, shall constitute one and the same Agreement.




                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.


                                            EUROTECH, LTD.



                                            By:  /s/  Don V. Hahnfeldt
                                               -------------------------------
                                            Name:     Don V. Hahnfeldt
                                            Title:    President and CEO



                                            HOMECOM COMMUNICATIONS, INC.



                                            By:  /s/  Michael Sheppard
                                               --------------------------------
                                            Name:     Michael Sheppard
                                            Title:    Vice President





                      [Signature Page to License Agreement]

                                    Exhibit A

                                Licensed Patents

1.   EKOR

     a. Licensed Intellectual Property. EKOR is patented in Russia by the EuroAsian Physical Society ("EAPS"), the developer of radiation resistant EKOR, nuclear waste encapsulant. EAPS has given assignable worldwide licensing rights to Eurotech for the lifetime of the patent. Russian patent (#2111982) granted on May 27, 1998 for foamed organosilicone composition (composite material EKOR). The manufacturing process has been developed and established in the United States by Eurotech and is protected by trade secret.

     b. Trademarks/Trade Names. EKOR is trademarked in Russia. The EKOR trademark is applied for in the United States. Trademark applications in Korea, Japan, Taiwan and the European Community are in the process of being abandoned.

2.   EMR/AC

     a. Licensed Intellectual Property. The Electromagnetic Radiography ("EMR") was invented by Daniel F. Stanfill of Detection Sciences, Inc., with exclusive rights to worldwide nuclear remediation assigned to Trylon Metrics, Inc. ("Trylon") in February 2001. Acoustic Core ("AC") was invented and patented (US #4,922,467; Canada #1,299,727; and Japan #2,030,623) by David D. Caufield and
assigned to Trylon in February 2001. The rights to EMR/AC for applications for nuclear remediation, marine dredging and oil exploration markets were licensed by Trylon to Eurotech in July 2001. The application of EMR/AC for illicit material detection was licensed to Eurotech in October 2001 and has subsequently been sublicensed to Markland Technologies, Inc.

     b. Trademarks/Trade Names. Both Electromagnetic Radiography and Acoustic Core were registered with the US Patent and Trademark Office. These marks were subsequently abandoned on February 14, 2002. They are therefore unregistered trademarks.

3.   Hybrid Nonisocyanate Polyurethane ("HNIPU")

     a. Licensed Intellectual Property. HNIPU network polymers and composites formed therefrom is patented (US 6,120,905, Europe EP 1088021, PCT WO 9965969, and Australia 4441099), which Patents have previously been assigned to Eurotech. The method of synthesis of cyclocarbonates and nonisocyanate or hybrid nonisocyanate network polyurethanes is patent applied for in the United States, which patent application has been assigned to Eurotech.

     b. Trademarks/Trade Names. HNIPU is not trademarked.

                                    Exhibit B

                               Licensed Technology

1.   EKOR

     a. Description. EKOR is a family of non-toxic advanced composite polymer materials that provides for effective and unique means of containment of nuclear and hazardous materials and prevents radioactive contaminants from spreading. EKOR is available as a coating or sealing agent with varying viscosity and as flexible or rigid foam. EKOR is a highly radiation and corrosion-resistant material. It has been engineered for use in a wide variety of applications in low to high level radiation and other environmentally challenging settings in which other known encapsulants are not performing with the same efficacy. EKOR applications range from in-situ stabilization, containment and encapsulation to transportation and final storage and disposal. EKOR can also assist in resolving the special challenges faced by operating reactors in nuclear power plants and research facilities, uranium/thorium and other mining venues, nuclear medicine and the chemical industry. EKOR products and services have been developed under a Quality Assurance Plan that meets the requirements of NQA-1. Each formulation has completed or is in the process of completing performance testing conducted by certified independent laboratories.

     b. Products/Applications. EKOR is manufactured as EKOR Sealer, Sealer Plus (spray), Grout, Matrix and with a Foam product under development.

2.   EMR/AC

     a. Description. Electromagnetic Radiography ("EMR") and Acoustic Core ("AC") provide integrated remote sensing capabilities that produce 3D images of subsurface contaminants with a high degree of discrimination and precision. They offer large area coverage at high resolution and are significantly more cost effective than monitoring methods currently used for environmental assessments. EMR is a non-intrusive sensing technology suitable for land and marine applications. This technology is capable of detecting contaminants in concentrations as low as upper parts per billion to lower parts per million. It utilizes a proprietary electromagnetic signature analysis process to differentiate and classify the unique electromagnetic signature of subsurface contaminants. The AC and EMR technologies provide integrated remote sensing capabilities. These technologies produce 3D images of subsurface features. The AC technology utilizes a proprietary acoustic signature analysis process to differentiate and classify the unique acoustic signatures of marine subsurface contaminants.

     b. Products/Applications. Idaho National Engineering and Environmental Laboratory and Oak Ridge National Laboratory have utilized EMR to detect and characterize subsurface mercury and diesel fuel. The AC technology has demonstrated applications in marine environmental assessment, including detections of polychlorinated biphenyls. The Environmental Protection Agency and US Army Corps of Engineers have used prototype equipment to detect polychlorinated biphenyls in the Great Lakes. Eurotech is developing these technologies in the nuclear remediation, marine dredging and oil exploration markets.

3.   Hybrid Nonisocyanate Polyurethane ("HNIPU")

     a. Description. HNIPU is a technology intended to improve upon conventional monolithic polyurethanes, which have good mechanical properties, but are porous, with poor hydrolytic stability and moderate permeability. In addition, conventional polyurethanes require highly toxic components in their manufacture, such as isocyanates, rendering production extremely toxic and dangerous and HNIPU is not using such toxic components. HNIPU is a proven non-toxic process of making polyurethane by modifying the structure of the urethane polymer while staying in the same price range. This results in increased hydrolytic stability and improvement of other properties. HNIPU is modified polyurethane with lower permeability, increased chemical resistance properties and material synthesis that has superior environmental characteristics to conventional polyurethanes. Conventional polyurethanes have unstable bonds that are easily hydrolyzed making the material very vulnerable to environmental degradation. An intramolecular hydrogen bond is formed during HNIPU synthesis that improves hydrolytic stability above conventional polyurethanes. Materials that contain intramolecular hydrogen bonds display chemical resistance 1.5 to 2 times greater than materials of similar chemical structure without such bonds. HNIPUs exhibit resistance properties to chemical degradation 30-50 percent better over conventional polyurethanes and have significantly reduced permeability of three to four times less. HNIPUs form into a material with practically no pores and therefore, do not absorb moisture on the surface or in fillers during formation.

     b. Products/Applications. Certain versions of Epoxy HNIPU are finished and Acrylic HNIPU and HNIPU Foam are under development.

                                      B-2